                                                                    EXHIBIT 99.1

                                [PINNACLE LOGO]

FOR IMMEDIATE RELEASE

             MEDIA CONTACT:       Vicki Kessler 615-320-7532
             FINANCIAL CONTACT:   Harold Carpenter 615-744-3742
             WEBSITE:             www.pnfp.com

       PINNACLE FINANCIAL REPORTS NET INCOME UP 66 PERCENT OVER LAST YEAR ASSETS GROW TO $787 MILLION AND DILUTED EARNINGS PER SHARE IS $0.19

      NASHVILLE, Tenn., April 18, 2005 - - Pinnacle Financial Partners Inc. (Nasdaq: PNFP) today reported record earnings for the first quarter of 2005.

FIRST QUARTER 2005 HIGHLIGHTS:

        - Record net income of $1.78 million, up 66 percent from prior year's $1.07 million

        - Record diluted earnings per share of $0.19, up 46 percent from prior year's $0.13

        -   Strong balance sheet growth:

            -     Average loans up 59 percent from the same period last year

            -     Average deposits up 48 percent from the same period last year

        -   Superior credit quality:

            - Net charge-off's as a percentage of average loans of only 0.04 percent

            - Past due loans over 30 days of only 0.27 percent of total loans

            - Nonperforming assets of only 0.12 percent of total loans and other real estate

      "This marks the ninth consecutive quarter where year over year quarterly net income growth exceeded 60 percent," said M. Terry Turner, President and CEO of Pinnacle Financial Partners.

FINANCIAL PERFORMANCE

        -     Return on average assets for the quarter ended March 31, 2005, was
              0.96 percent compared to 0.85 percent for the same quarter last year.

        - Return on average stockholders' equity for the quarter ended March 31, 2005, was 12.48 percent compared to 12.03 percent for the same quarter last year.

Pinnacle Reports Continued Growth - 2 of 7

        - Efficiency ratio (noninterest expense divided by net interest income and noninterest income) improved to 59.6 percent during the first quarter of 2005 compared to 62.8 percent during the first quarter of 2004.

      Total assets grew to $787 million as of March 31, 2005, up $246 million or 45 percent from the $541 million reported at March 31, 2004. Loans as of March 31, 2005, were $517 million, or 60 percent higher than the $323 million reported at March 31, 2004. Total deposits increased to $619 million at March 31, 2005, or 41 percent higher than the $438 million reported at March 31, 2004.

      "Loan and deposit growth continues to be the primary influencer of current and future profitability," said Turner. "First quarter 2005 loan growth was exceptionally strong at 68 percent greater than the loan growth we experienced in the first quarter of 2004. Given the outstanding loan growth and the increased loan loss provision that accompanies loan growth, we are very pleased that our return on average assets advanced to 0.96 percent for the quarter. Additionally, having just completed a significant follow-on stock offering in the third quarter of last year, we are also pleased that the demand for our loan and deposit services has enabled us to leverage the additional capital quickly. We have already achieved a return on average equity which approximates pre-follow-on stock offering levels."

REVENUE

        - Revenue (the sum of net interest income and noninterest income) for the quarter ended March 31, 2005 amounted to $7.7 million compared to $5.3 million for the same quarter of last year, an increase of 45 percent.

        - Net interest income for the quarter ended March 31, 2005, was $6.5 million compared to $4.2 million for the quarter ended March 31, 2004.

            - Net interest margin for the first quarter of 2005 was 3.78 percent, compared to a net interest margin of 3.49 percent reported during the first quarter in 2004.

            -     Percentage of daily floating rate loans to total loans was
                  54.4 percent at March 31, 2005, compared to 52.4 percent at March 31, 2004.

        - Noninterest income for the quarter ended March 31, 2005, was $1,178,000 compared to $1,131,000 during the same quarter in 2004.

      "Our net interest margin was consistent with the fourth quarter of 2004 and higher than the net interest margin we reported in the first quarter of 2004," said Harold Carpenter, Chief

Pinnacle Reports Continued Growth - 3 of 7

Financial Officer of Pinnacle Financial Partners. "Last year at this time, we reported we were asset sensitive and that our margins should improve once the Federal Reserve Board initiated increases to the Fed funds rate. Since that time the Fed funds rate has increased 1.75 percent and our margin has expanded by almost 30 basis points over the first quarter of last year. This expansion is a tribute to our associates who have been growing our client base in a very competitive pricing market. Given the current environment in Nashville, we do not believe we will experience any significant margin expansion for the remainder of this year and could, in fact, see modest contraction in order to meet competitive pricing pressures."

      At March 31, 2005, the ratio of investment securities to total assets declined to 25.7 percent compared to 30.0 percent at March 31, 2004. Pinnacle anticipates that this ratio will approximate 26.0 to 29.0 percent for the remainder of 2005.

      The increase in noninterest income was due to the further development of Pinnacle's mortgage origination unit, increased service charges due to more deposit accounts and increased investment services income from Pinnacle Asset Management. These increases were partially offset by decreased revenue from the gains on sales of loans and loan participations and gains on sales of investment securities. For the quarter ended March 31, 2005, noninterest income represented approximately 15.3 percent of total revenues, compared to 21.4 percent for the same quarter in 2004.

NONINTEREST EXPENSE

        - Noninterest expense for the quarter ended March 31, 2005, was $4.6 million compared to $3.3 million for the same quarter in 2004.

      Compensation and employee benefits expense increased approximately 37 percent over the same quarter last year due primarily to an increase in personnel. At March 31, 2005, Pinnacle employed 131.5 full-time equivalent personnel compared to 95.0 at March 31, 2004, an increase of approximately 38 percent. Equipment and occupancy expenses increased 55 percent over the same period last year due in large part to increased square footage for operating units at our headquarters location and additional branch offices.

      "We continue to be successful in adding experienced and successful bankers, brokers and mortgage originators, primarily from the larger regional and national franchises in Nashville. Pinnacle has and will continue to increase expense levels over time in order to capitalize on current and future market opportunities and to provide the necessary infrastructure to support our expectation for continued rapid growth," said Turner.

Pinnacle Reports Continued Growth - 4 of 7

CREDIT QUALITY

        - Provision for loan losses was $601,000 for the first quarter of 2005 compared to $354,000 in the first quarter in 2004. The provision for loan losses was significantly higher in the first quarter of 2005 due to:

            - Loan growth in the first quarter of 2005 of $44 million compared to loan growth of $26 million in the first quarter of 2004 and

            - Net charge-offs of $53,000 in the first quarter of 2005 compared to net charge-offs of $30,000 during the same period in 2004. Net charge-offs to average loans were 0.04 percent for both the first quarter of 2005 and the first quarter of 2004.

        - Allowance for loan losses represented 1.20 percent of total loans at March 31, 2005, compared to 1.25 percent at March 31, 2004.

            - Nonperforming assets as a percentage of total loans and other real estate increased to 0.12 percent at March 31, 2005, from
                  0.03 percent at March 31, 2004.

      "We are extremely pleased with the credit quality of our firm," said Turner. "Last year, we experienced a charge-off rate of 0.27 percent largely due to the write-down of one particular relationship. In the first quarter of this year, asset quality indicators returned to the superior levels we have experienced through most of the life of this firm. Specifically, our nonperforming assets, net charge-off and past due ratios are at exceptional levels and better than national peer group averages. We continue to believe that our asset quality is the best predictor of our ability to create long-term shareholder value."

OTHER FIRST QUARTER 2005 DEVELOPMENTS

        - Launched an enhancement project to the company's suite of treasury management products and services designed for Nashville's commercial clients. The enhancements will include a robust web-based platform and highlight technologically advanced delivery of information via image and other emerging technologies. Specifically, the project includes enhancements such as "image lockbox" whereby customer payment receipts are accessed by commercial clients via Pinnacle's website. Although substantially all of the capital outlays and feature/functionality enhancements will occur during 2005, the total project represents a commitment to be phased in over a 24-36 month period. "Our objective is simply to be the best provider of treasury management services in

Pinnacle Reports Continued Growth - 5 of 7

            Nashville," said Robert A. McCabe, Jr., Chairman of the Board of Pinnacle Financial Partners. "Our current treasury management services have been well received by business clients. With this new initiative, we are continuing to invest in the latest technology and additional people to ensure we have a significant competitive edge. We are doing this at a time when the larger regional and national franchises are consolidating treasury management operations outside of Nashville. While others in the market may have comparable technology, we do not believe they have the local treasury management expertise to address clients' needs face-to-face the way we can. We believe that with our local expertise and the enhancements to our current treasury management offerings, no other firm in Nashville will be able to match our capabilities."

        - Pinnacle currently has 133 associates (131.5 full-time equivalent) at March 31, 2005, with 96 working in client contact areas and 37 in operational and corporate areas. This represents an increase of 10 employees from the 123 employees as of December 31, 2004. Pinnacle's annual retention rate rose to 99.2 percent at March 31, 2005, representing a very high level of engagement for Pinnacle's associates. Approximately 26 associate additions are currently planned for the remainder of 2005 with 14 to be in client contact areas.

        - Pinnacle opened its seventh office, located in Franklin, Tenn., which is the county seat of Williamson County. The Franklin office is the firm's third office in Williamson County, which has the highest per capita income and one of the highest growth rates of all Tennessee counties.

        - Pinnacle began construction of its eighth office in Hendersonville, Tenn., a high-growth area of the Nashville MSA. It is located northeast of Nashville's central business district. The firm anticipates this office to be open in mid-2005. With a population of over 50,000, Hendersonville is the largest city in Sumner County, another one of the fastest growing counties in Tennessee. Additionally, Pinnacle is considering a ninth location to be opened in late 2005 in the Nashville MSA. Pinnacle expects to add another two offices in the Nashville MSA in 2006, which would bring the company's total number of offices to 11.

Pinnacle Reports Continued Growth - 6 of 7

INVESTMENT OUTLOOK

      Management has developed several financial forecast scenarios for the next several quarters. Based on anticipated growth trends and future investments in the franchise, Pinnacle estimates its second quarter 2005 diluted earnings per share will approximate $0.19 to $0.21. Pinnacle tightened the estimate for diluted earnings per share for the year ending Dec. 31, 2005, to range between $0.84 and $0.88. Additionally, Pinnacle has increased its estimate for total asset balances to range between $950 million and $1 billion by the end of 2005 as a result of continued organic growth. Pinnacle anticipates more than previously anticipated loan demand for the remainder of 2005 and, as a result, has considered the increased provision for loan losses associated with increased loan balances in these estimates. Additionally, Pinnacle has included in these estimates additional compensation expense associated with increased number of personnel and, due to accelerated growth and earnings performance, incentive expense associated with Pinnacle's annual cash bonus plan which has been forecasted to be greater than the 80 percent of targeted incentives awarded to associates in 2004. "This exceptional balance sheet growth during the remainder of 2005 should put us in a position to continue extraordinary earnings growth during 2006," said Carpenter.

      As noted previously, management has developed several scenarios under which these estimates can be achieved and believes these estimates to be reasonable based on these scenarios. However, unanticipated events or developments, including the execution of any initiative involving the development of any market other than the current Nashville franchise, the opportunity to hire more seasoned professionals than anticipated or the ability to grow loans significantly in excess of the levels contemplated, may cause the actual results of Pinnacle to differ materially from these estimates.

      The estimates do not include compensation expense related to the expensing of stock options that have been and may be granted to employees under the firm's broad-based stock option plans. Compensation expense attributable to the expensing of stock options would have approximated $0.02 to $0.03 per fully diluted share in the last six months of 2005, but consistent with recent announcements by the Securities and Exchange Commission, Pinnacle will begin including such compensation expense in its statement of income in 2006.

      Pinnacle Financial Partners, the largest financial services firm headquartered in Nashville, provides a full range of banking, investment and insurance products and services targeted at small- to mid-sized businesses and their owners/operators. Pinnacle provides financial planning services by a certified financial planner (CFP (R)), and a number of Pinnacle's senior financial advisors provide comprehensive wealth management services to help clients increase, protect and distribute their assets.

Pinnacle Reports Continued Growth - 7 of 7

      Pinnacle opened its first office in October 2000 in Commerce Center in Downtown Nashville. Since then the firm has added Nashville offices in the Rivergate, Green Hills and West End areas and offices in Brentwood, Cool Springs and Franklin in Williamson County.

      Additional information concerning Pinnacle can be accessed at www.pnfp.com.

                                       ###

Certain of the statements in this release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Pinnacle to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, (i) unanticipated deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses, (ii) increased competition with other financial institutions, (iii) lack of sustained growth in the economy in the Nashville, Tennessee area, (iv) rapid fluctuations or unanticipated changes in interest rates, (v) the inability of Pinnacle to satisfy regulatory requirements for its expansion plans, (vi) the inability of Pinnacle to execute its branch expansion plans and (i) changes in the legislative and regulatory environment. A more detailed description of these and other risks is contained in Pinnacle's most recent annual report on Form 10-K. Many of such factors are beyond Pinnacle's ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. Pinnacle disclaims any obligation to update or revise any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED

                                                                                           MARCH 31,         DECEMBER 31,
                                                                                             2005               2004
                                                                                        --------------      -------------
ASSETS

Cash and noninterest-bearing due from banks.........................................    $   19,956,737      $  15,243,796
Interest-bearing due from banks.....................................................           444,090            379,047
Federal funds sold..................................................................        24,528,028         11,122,944
                                                                                        --------------      -------------
     Cash and cash equivalents......................................................        44,928,855         26,745,787

Securities available-for-sale, at fair value .......................................       174,646,784        180,573,820
Securities held-to-maturity (fair value of $26,723,605 and
     $27,134,913 at March 31, 2005 and December 31,
     2004, respectively)............................................................        27,576,457         27,596,159
Mortgage loans held-for-sale........................................................         2,837,900          1,634,900

Loans...............................................................................       516,733,302        472,362,219
Less allowance for loan losses......................................................        (6,197,895)        (5,650,014)
                                                                                        --------------      -------------
     Loans, net ....................................................................       510,535,407        466,712,205

Premises and equipment, net.........................................................        11,582,991         11,130,671
Investments in unconsolidated subsidiary and other entities.........................         3,929,811          3,907,807
Accrued interest receivable.........................................................         3,124,989          2,639,548
Other assets .......................................................................         8,272,424          6,198,553
                                                                                        --------------      -------------
         Total assets...............................................................    $  787,435,618      $ 727,139,450
                                                                                        ==============      =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
     Noninterest-bearing demand.....................................................    $  119,212,181      $ 114,318,024
     Interest-bearing demand........................................................        57,112,842         51,751,320
     Savings and money market accounts..............................................       207,534,995        199,058,240
     Time...........................................................................       235,160,749        205,599,425
                                                                                        --------------      -------------
         Total deposits.............................................................       619,020,767        570,727,009
Securities sold under agreements to repurchase......................................        46,388,184         31,927,860
Federal Home Loan Bank advances.....................................................        51,500,000         53,500,000
Subordinated debt...................................................................        10,310,000         10,310,000
Accrued interest payable............................................................           937,207            769,300
Other liabilities...................................................................         1,622,480          2,025,106
                                                                                        --------------      -------------
         Total liabilities..........................................................       729,778,638        669,259,275

Stockholders' equity:
     Preferred stock, no par value; 10,000,000 shares authorized; no shares issued
         and outstanding............................................................                 -                  -
     Common stock, par value $1.00; 20,000,000 shares authorized; 8,391,371 issued and outstanding at March 31, 2005 and 8,389,232 issued and outstanding at
         December 31, 2004..........................................................         8,391,371          8,389,232
     Additional paid-in capital.....................................................        44,388,278         44,376,307
     Unearned compensation..........................................................           (29,750)           (37,250)
     Retained earnings..............................................................         6,906,776          5,127,023
     Accumulated other comprehensive (loss) income, net ............................        (1,999,695)            24,863
                                                                                        --------------      -------------
         Total stockholders' equity ................................................        57,656,980         57,880,175
                                                                                        --------------      -------------
         Total liabilities and stockholders' equity.................................    $  787,435,618      $ 727,139,450
                                                                                        ==============      =============

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

                                                                                        THREE MONTHS ENDED
                                                                                              MARCH 31,
                                                                                       2005              2004
                                                                                  ------------      ------------
INTEREST INCOME:
Loans, including fees.........................................................    $  6,954,365         3,946,572
Securities:
     Taxable..................................................................       1,951,085         1,550,859
     Tax-exempt...............................................................         272,122            85,975
Federal funds sold and other..................................................          92,162            82,716
                                                                                  ------------      ------------
     Total interest income....................................................       9,269,734         5,666,122
                                                                                  ------------      ------------

INTEREST EXPENSE:
Deposits......................................................................       2,153,961         1,171,188
Securities sold under agreements to repurchase................................         150,262             9,293
Federal funds purchased and other borrowings..................................         462,537           333,349
                                                                                  ------------      ------------
     Total interest expense ..................................................       2,766,761         1,513,830
                                                                                  ------------      ------------
     Net interest income......................................................       6,502,973         4,152,292
PROVISION FOR LOAN LOSSES.....................................................         601,250           353,848
                                                                                  ------------      ------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES...........................       5,901,723         3,798,444

NONINTEREST INCOME:
     Service charges on deposit accounts......................................         261,700           163,845
     Investment sales commissions.............................................         437,424           389,579
     Gain on loans and loan participations sold, net (*) (#)..................         160,555           219,620
     Gain on sales of investment securities, net..............................         114,410           248,353
     Other noninterest income.................................................         203,710           110,042
                                                                                  ------------      ------------
         Total noninterest income.............................................       1,177,799         1,131,439
                                                                                  ------------      ------------

NONINTEREST EXPENSE:
     Compensation and employee benefits (#)...................................       2,970,558         2,173,425
     Equipment and occupancy..................................................         784,026           505,690
     Marketing and other business development.................................         113,168           149,158
     Postage and supplies.....................................................         135,538            99,138
     Other noninterest expense................................................         577,584           391,468
                                                                                  ------------      ------------
         Total noninterest expense............................................       4,580,874         3,318,879
                                                                                  ------------      ------------
INCOME BEFORE INCOME TAXES....................................................       2,498,648         1,611,014
     Income tax expense.......................................................         718,895           539,992
                                                                                  ------------      ------------
NET INCOME....................................................................    $  1,779,753         1,071,022
                                                                                  ============      ============

PER SHARE INFORMATION:
     Basic net income per common share........................................    $       0.21              0.15
                                                                                  ============      ============
     Diluted net income per common share......................................    $       0.19              0.13
                                                                                  ============      ============
     Weighted average shares outstanding:
         Basic................................................................       8,389,256         7,384,106
         Diluted..............................................................       9,437,183         8,213,730

RECLASSIFICATIONS IMPACTING PREVIOUSLY REPORTED AMOUNTS:

(*) Amounts reflect the reclassification of noninterest income previously reported as "Fees from the origination of mortgage loans" to "Gain on loans and loan participations sold".

(#) Sales commission expenses associated with mortgage loan originations previously included in "Compensation and employee benefits" have been reclassified to offset noninterest income included in "Gain on loans and loan participations sold".

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA - UNAUDITED

                                                    MAR          DEC          SEPT          JUNE          MAR           DEC
(dollars in thousands, except per share data)      2005          2004         2004          2004          2004          2003
---------------------------------------------   ----------    ---------     ---------     ---------    ---------     ---------
BALANCE SHEET DATA, AT QUARTER END:
   Total assets........................         $  787,436      727,139       685,408       586,313      541,052       498,421
   Total loans.........................            516,733      472,362       434,909       355,267      323,416       297,004
   Allowance for loan losses...........             (6,198)      (5,650)       (5,434)       (4,466)      (4,042)       (3,719)
   Securities..........................            202,223      208,170       191,323       165,528      162,315       139,944
   Total deposits......................            619,021      570,727       541,859       467,321      437,601       390,569
   Securities sold under agreements
         to repurchase.................             46,388       31,928        22,958        23,772       14,699        15,050
   Advances from FHLB..................             51,500       53,500        51,500        47,500       40,500        44,500
   Subordinated debt...................             10,310       10,310        10,310        10,310       10,310        10,310
   Total stockholders' equity..........             57,657       57,880        56,668        35,125       36,266        34,336

BALANCE SHEET DATA, QUARTERLY AVERAGES:
   Total assets........................         $  756,884      707,131       618,694       555,437      508,260       454,700
   Total loans.........................            488,313      448,611       392,220       343,974      306,549       283,387
   Securities..........................            208,253      203,728       183,721       169,192      149,802       137,243
   Total earning assets................            708,690      670,839       589,554       527,070      482,572       432,691
   Total deposits......................            597,358      562,936       485,300       439,964      402,603       356,030
   Securities sold under agreements
         to repurchase.................             38,149       23,520        25,953        17,523       14,868        16,013
   Advances from FHLB..................             50,233       48,022        49,000        45,736       42,379        43,630
   Subordinated debt...................             10,310       10,310        10,310        10,310       10,310           655
   Total stockholders' equity..........             58,420       57,721        43,868        35,542       35,705        33,935

STATEMENT OF OPERATIONS DATA, FOR THE
  THREE MONTHS ENDED:
   Interest income.....................         $    9,270        8,574         7,214         6,225        5,666         5,244
   Interest expense....................              2,767        2,296         1,915         1,689        1,514         1,351
                                                ----------    ---------     ---------     ---------    ---------     ---------
       Net interest income.............              6,503        6,278         5,299         4,536        4,152         3,893
   Provision for loan losses...........                601        1,134         1,012           449          354           204
                                                ----------    ---------     ---------     ---------    ---------     ---------
   Net interest income after
       provision for loan losses.......              5,902        5,144         4,287         4,087        3,798         3,689
   Noninterest income..................              1,178        1,246         1,534         1,067        1,131           852
   Noninterest expense.................              4,581        4,127         3,860         3,499        3,318         3,196
                                                ----------    ---------     ---------     ---------    ---------     ---------
      Income before taxes..............              2,499        2,263         1,961         1,655        1,611         1,345
       Income tax expense..............                719          574           570           487          540           487
                                                ----------    ---------     ---------     ---------    ---------     ---------
        Net income.....................         $    1,780        1,689         1,391         1,168        1,071           858
                                                ==========    =========     =========     =========    =========     =========

PER SHARE DATA:
   Earnings -  basic...................         $     0.21         0.20          0.18          0.16         0.15          0.12
   Earnings - diluted..................         $     0.19         0.18          0.16          0.14         0.13          0.11
   Book value at quarter end (1).......         $     6.87         6.90          6.75          4.74         4.91          4.65

   Weighted avg. shares - basic........          8,389,256    8,389,232     7,832,512     7,397,920    7,384,106     7,384,106
   Weighted avg. shares - diluted......          9,437,183    9,448,696     8,857,015     8,279,114    8,213,730     8,114,888
   Common shares outstanding...........          8,391,371    8,389,232     8,389,232     7,404,586    7,384,106     7,384,106

CAPITAL RATIOS (2):
   Equity to total assets..............                7.3%         8.0%          8.3%          6.0%         6.7%          6.8%
   Leverage............................                9.2%         9.7%         10.9%          8.4%         9.0%         10.5%
   Tier 1 risk-based...................               10.6%        11.7%         12.4%         10.2%        11.2%         11.8%
   Total risk-based....................               11.5%        12.7%         13.4%         11.2%        12.1%         12.8%

INVESTOR INFORMATION:
   Closing sales price.................         $    20.72        22.62         21.50         18.30        15.25         11.75
   High sales price during quarter.....         $    24.05        25.10         23.70         18.67        15.50         12.95
   Low sales price during quarter......         $    20.72        22.05         17.70         13.50        11.65          9.68

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA - UNAUDITED

                                                      MAR           DEC          SEPT          JUNE          MAR        DEC
(dollars in thousands, except per share data)        2005          2004          2004          2004         2004       2003
------------------------------------------------    -------        -----         -----         -----        -----      -----
PERFORMANCE RATIOS AND OTHER DATA:
   Return on average assets......................      0.96%        0.95%         0.89%         0.82%        0.85%      0.75%
   Return on avg. stockholders' equity...........     12.48%       11.61%        12.58%        12.83%       12.03%     10.02%
   Net interest margin (3).......................      3.78%        3.78%         3.62%         3.51%        3.49%      3.62%
   Noninterest income to total revenue (4).......      15.3%        16.6%         22.5%         19.0%        21.4%      18.0%
   Noninterest income to avg. assets.............      0.62%        0.70%         0.99%         0.77%        0.89%      0.75%
   Noninterest exp. to avg. assets......... .....      2.42%        2.33%         2.50%         2.52%        2.61%      2.81%
   Efficiency ratio (5)..........................      59.6%        54.9%         56.5%         62.4%        62.8%      67.4%
   Avg. loans to average deposits................      81.7%        79.7%         80.8%         78.2%        76.6%      80.2%
   Securities to total assets....................      25.7%        29.1%         27.9%         28.2%        30.0%      28.1%
   Average interest-earning assets to
      average interest-bearing liabilities.......     119.0%       121.9%        121.0%        118.3%       118.1%     118.7%
   Brokered time deposits to total deposits .....       8.3%         7.6%          8.2%          8.8%         8.2%       9.9%

SELECTED GROWTH RATES, LAST TWELVE MONTHS (6):
   Total average assets..........................      48.9%        55.6%         52.3%         52.0%        55.9%      59.0%
   Average loans.................................      59.3%        58.3%         45.4%         40.2%        40.8%      40.8%
   Total average deposits........................      48.4%        58.2%         54.4%         58.5%        65.3%      65.1%
   Total revenue (4).............................      45.4%        58.6%         58.1%         48.2%        71.2%      66.6%
   Total noninterest expense.....................      38.0%        29.1%         38.4%         34.9%        48.9%      46.5%
   Diluted earnings per share....................      46.2%        68.3%         58.5%        104.0%       168.6%     181.7%

ASSET QUALITY INFORMATION AND RATIOS:
   Nonaccrual loans and other real estate........   $   596          561         1,332         1,339           86        379
   Past due loans over 90 days and still
      accruing interest..........................   $    47          146            95            35           64        182
   Net loan charge-offs (7)......................   $    53          918            43            25           30        (23)
   Allowance for loan losses to total loans .....      1.20%        1.20%         1.25%         1.26%        1.25%      1.25%
   As a percentage of total loans and ORE:
      Past due loans over 30 days ...............      0.27%        0.37%         0.69%         0.21%        0.30%      0.48%
      Nonperforming assets.......................      0.12%        0.12%         0.31%         0.38%        0.03%      0.13%
      Potential problem loans (8)................      0.08%        0.02%         0.08%         0.11%        0.57%      0.57%
   Annualized net loan charge-offs
      (recoveries) to avg. loans (9).............      0.04%        0.27%         0.04%         0.03%        0.04%      0.05%
   Avg. commercial loan internal risk
      ratings (8)................................       3.8          3.9           3.8           3.9          3.9        4.0
   Avg. loan account balances (10)...............   $   162          161           157           149          147        153

INTEREST RATES AND YIELDS:
   Loans  .......................................      5.78%        5.58%         5.25%         5.27%        5.14%      5.17%
   Securities....................................      4.44%        4.34%         4.33%         4.00%        4.45%      4.35%
   Federal funds sold and other..................      3.41%        2.72%         2.50%         2.20%        1.47%      2.26%
   Total earning assets..........................      5.34%        5.12%         4.90%         4.78%        4.73%      4.83%
   Total deposits, including
      non-interest bearing.......................      1.46%        1.30%         1.22%         1.21%        1.17%      1.21%
   Securities sold under agreements to
      repurchase.................................      1.60%        0.85%         0.51%         0.26%        0.25%      0.58%
   Federal funds purchased and FHLB advances.....      2.61%        2.34%         2.14%         2.08%        2.19%      2.05%
   Subordinated debt.............................      5.32%        4.77%         4.58%         3.54%        3.98%      3.98%
   Total deposits and other interest-bearing
      liabilities................................      1.88%        1.66%         1.33%         1.31%        1.29%      1.28%

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA - UNAUDITED

                                                   MAR         DEC         SEPT        JUNE        MAR       DEC
(dollars in thousands, except per share data)     2005        2004         2004        2004       2004       2003
---------------------------------------------    --------    -------      -------     -------    -------    -------
OTHER INFORMATION:
   Mortgage loan originations
          Gross loans originated.........       $ 21,360      17,584       22,382      16,061     10,845     10,148

          Gross fees (11)................       $    364         378          419         266        192        178
          Gross fees as a percentage
           of mortgage loans originated..           1.70%       2.14%        1.87%       1.66%      1.77%      1.75%
   Gains on sales of investment
          securities, net                       $    114           -          109           -        248          -
   Brokerage account assets,at
          quarter-end (12)...............       $400,000     398,000      368,000     344,000    351,000    319,000
   Floating rate loans as a percentage
          of loans (13)..................           54.4%       55.1%        55.8%       52.5%      52.4%      52.7%
   Balance of loan participations sold
          to other banks and serviced
          by Pinnacle, at quarter end....       $ 58,844      57,678       53,343      58,530     54,772     51,653
   Total core deposits to total
          funding (14)...................           62.5%       60.8%        61.8%       59.8%      62.8%      60.1%
   Total assets per full-time equivalent
          employee.......................       $  5,988       5,960        5,909       5,776      5,695      5,569
   Annualized revenues per full-time
          equivalent employee............       $  233.6       246.7        235.6       220.8      222.4      212.1
   Number of employees (full-time
          equivalent)....................          131.5       122.0        116.0       101.5       95.0       89.5
   Associate retention rate (15).........           99.2%       98.4%        97.4%       97.5%      97.4%      96.1%

----------
(1) Book value per share computed by dividing total stockholders' equity by common shares outstanding

(2) Capital ratios are for Pinnacle Financial Partners, Inc. and are defined as follows:

        Equity to total assets - End of period total stockholders' equity as a percentage of end of period assets.

        Leverage - Tier 1 capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.

        Tier 1 risk-based - Tier 1 capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.

        Total risk-based - Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.

(3) Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.

(4) Total revenue is equal to the sum of net interest income and noninterest income.

(5) Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

(6) Growth rates are calculated by dividing amounts for the current quarter by the same quarter of the previous year.

(7) During the fourth quarter of 2004, the Company incurred two large commercial charge-offs of approximately $850,000 which had been previously on nonaccruing status.

(8) Average risk ratings are based on an internal loan review system which assigns a numeric value of 1 to 10 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. A "1" risk rating is assigned to credits that exhibit Excellent risk characteristics, "2" exhibit Very Good risk characteristics, "3" Good, "4" Satisfactory, "5" Acceptable or Average, "6" Watch List, "7" Criticized, "8" Classified or Substandard, "9" Doubtful and "10" Loss (which are charged-off immediately). Additionally, loans rated "8" or worse are considered potential problem loans. Potential problem loans do not include nonperforming loans. Generally, consumer loans are not subjected to internal risk ratings.

(9) Annualized net loan charge-offs to average loans ratios are computed by annualizing year-to-date net loan charge-offs and dividing the result by average loans for the year-to-date period.

(10) Computed by dividing the balance of all loans by the number of loan accounts as of the end of each quarter.

(11) Amounts are included in the statement of income in "Gains on the sale of loans and loan participations sold".

(12) At fair value, based on information obtained from the company's third party broker/dealer for non-FDIC insured financial products and services.

(13) Floating rate loans are those loans that are eligible for repricing on a daily basis subject to changes in Pinnacle's prime lending rate or other factors.

(14) Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of $100,000 or less. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.

(15) Associate retention rate is computed by dividing the number of associates employed at quarter-end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter-end.